KBL LLP
CERTIFIED PUBLIC ACCOUNTANTS AND ADVISORS

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion of our report dated March 25, 2013, for the year ended December 31, 2012 and the period from April 28, 2011 (Inception) to December 31, 2011, related to the financial statements of Valor Gold Corp. (formerly Felafel Corp.), which appear in Valor Gold Corp's Registration Statement on Form S-1/A filed on or about April 26, 2013.

KBL, LLP
New York, NY
April 26, 2013

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